EXHIBIT 99.5

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by BioSante Pharmaceuticals, Inc. (“BioSante”) with the Securities and Exchange Commission on November 30, 2012, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of BioSante effective upon completion of the merger as described in the Registration Statement.

Dated: December 11, 2012

/s/ Thomas A. Penn
Thomas A. Penn